As filed with the Securities and Exchange Commission on June 3, 2004	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEXTEL COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)
Delaware	36-3939651
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

2001 Edmund Halley Drive
Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)

NEXTEL COMMUNICATIONS, INC. AMENDED AND RESTATED ASSOCIATE STOCK PURCHASE PLAN
(Full title of the plan)

Leonard J. Kennedy
Senior Vice President and General Counsel
2001 Edmund Halley Drive
Reston, Virginia 20191
(Name and address of agent for service)

(703) 433-4000
(Telephone number, including area code, of agent for service)

With a copy to:
Lisa A. Stater, Esq.
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered (1)	per share (2)	offering price (2)	registration fee
Class A Common Stock, par value $0.001	10,000,000	$22.81	$228,100,000	$28,900

     (1) Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), in addition to the shares of common stock set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends, anti-dilution provisions, and other adjustment provisions as provided in the Nextel Communications, Inc. Amended and Restated Associate Stock Purchase Plan.

     (2) The registration fee with respect to the shares of common stock was calculated pursuant to Rule 457(c) and (h) under the Securities Act. The registration fee is based on the average of the reported high and low sales prices of Nextel Communications, Inc. common stock on the Nasdaq National Market on May 27, 2004, a date within 5 business days prior to the date of filing of this registration statement.

EXPLANATORY NOTE

In accordance with the Note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Nextel Communications, Inc. (the “Company”) (File No. 0-19656) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

(a)	The annual report of the Company on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 11, 2004;

(b)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2003; and

(c)	The description of the Company’s common stock, contained in the registration statement on Form 8-A, dated January 16, 1992, including the information incorporated by reference into that registration statement from the registration statement on Form S-1, as amended, dated as of January 27, 1992, and any amendments and reports filed for the purpose of updating that description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be made a part hereof from the respective dates of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus or the registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Set forth below is a description of certain provisions of our Restated Certificate of Incorporation, as amended (the “Nextel Certificate of Incorporation”), our Amended and Restated By-laws (the “Nextel By-laws”), and the Delaware General Corporation Law (the “Delaware General Corporation Law”). This description is intended as a summary only and is qualified in its entirety by reference to the Nextel Certificate of Incorporation, the Nextel By-laws, and the Delaware General Corporation Law.

     Elimination of Liability in Certain Circumstances. The Nextel Certificate of Incorporation provides that, to the full extent provided by law, a director will not be personally liable to Nextel or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. The Delaware General Corporation Law provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director’s duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of

Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     While Article 7 of the Nextel Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the directors’ duty of care. Accordingly, Article 7 will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of the duty of care. The provisions of Article 7 as described above apply to officers of Nextel only if they are directors of Nextel and are acting in their capacity as directors, and does not apply to officers of Nextel who are not directors.

     Indemnification and Insurance. Under the Delaware General Corporation Law, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     Article 6 of the Nextel Certificate of Incorporation and Article VII of the Nextel By-laws provide to directors and officers indemnification to the full extent provided by law, thereby affording the directors and officers of Nextel the protections available to directors and officers of Delaware corporations. Article VII of the Nextel By-laws also provides that expenses incurred by a person in defending a civil or criminal action, suit, or proceeding by reason of the fact that he or she is or was a director or officer shall be paid in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Nextel as authorized by relevant Delaware law. Nextel has obtained directors and officers liability insurance providing coverage to its directors and officers.

     On September 12, 1991, the board of directors of Nextel unanimously adopted resolutions authorizing Nextel to enter into an Indemnification Agreement (the “Indemnification Agreement”) with each director of Nextel. Nextel has entered into an Indemnification Agreement with its directors and officers. One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the “Indemnitees”) may receive indemnification under circumstances in which indemnity would not otherwise be provided by the Delaware General Corporation Law. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification as provided by Section 145 of the Delaware General Corporation Law and to indemnification for any amount which the Indemnitee is or becomes legally obligated to pay relating to or arising out of any claim made against such person because of any act, failure to act, or neglect or breach of duty, including any actual or alleged error, misstatement, or misleading statement, which such person commits, suffers, permits, or acquiesces in while acting in the Indemnitee’s position with Nextel. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Nextel Certificate of Incorporation or the Nextel By-laws, any policy of insurance or otherwise. Nextel is not required under the Indemnification Agreements to make payments in excess of those expressly provided for in the Delaware General Corporation Law in connection with any claim against the Indemnitee:

(i)	which results in a final, nonappealable order directing the Indemnitee to pay a fine or similar governmental imposition which Nextel is prohibited by applicable law from paying; or

(ii)	based upon or attributable to the Indemnitee gaining in fact a personal profit to which he was not legally entitled including, without limitation, profits made from the purchase and sale by the Indemnitee of equity securities of Nextel which are recoverable by Nextel pursuant to Section 16(b) of the Securities Exchange Act of 1934, and profits arising from transactions in publicly traded securities of Nextel which were effected by the Indemnitee in violation of Section 10(b) of the Securities Exchange Act of 1934 or Rule 10b-5 promulgated thereunder.

     In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

     The Indemnification Agreements are also intended to provide increased assurance of indemnification by prohibiting Nextel from adopting any amendment to the Nextel Certificate of Incorporation or the Nextel By-laws which would have the effect of denying, diminishing or encumbering the Indemnitee’s rights pursuant thereto or to the Delaware General Corporation Law or any other law as applied to any act or failure to act occurring in whole or in part prior to the effective date of such amendment.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
4
Nextel Communications, Inc. Amended and Restated Associate Stock Purchase Plan (incorporated by reference to Annex A to the proxy statement in connection with the Company’s 2004 annual meeting of stockholders, filed with the Commission in definitive form on April 6, 2004).

5*	Opinion of Jones Day.

15*	Letter in Lieu of Consent for Review Report.

23.1*	Consent of Jones Day (included in Exhibit 5).

23.2*	Consent of Deloitte & Touche LLP.

24*	Powers of Attorney.

*Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act or 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on the 3rd day of June 2004.

NEXTEL COMMUNICATIONS, INC.

By:	/s/	Gary D. Begeman

Gary D. Begeman
Vice President and Deputy General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
* Timothy M. Donahue	Chief Executive Officer, President and Director (Principal Executive Officer)

* Paul N. Saleh	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* William G. Arendt	Senior Vice President and Controller (Principal Accounting Officer)

* William E. Conway, Jr.	Chairman of the Board of Directors

* Morgan E. O’Brien	Vice Chairman of the Board of Directors

* Keith J. Bane	Director

Frank M. Drendel	Director

* V. Janet Hill	Director

* William E. Kennard	Director

* Stephanie M. Shern	Director

/s/ Gary D. Begeman Gary D. Begeman	Attorney-in-Fact	June 3, 2004

EXHIBIT INDEX

Exhibit
Number	Description
5	Opinion of Jones Day.

15	Letter in Lieu of Consent for Review Report.

23.1	Consent of Jones Day (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Powers of Attorney.